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                                                                    EXHIBIT 2.02


                                CLOSING AGREEMENT

                THIS CLOSING AGREEMENT ("Closing Agreement"), dated as of July ___, 1999, is by and between Edify Corporation, a Delaware corporation ("Seller"), and Workscape, Inc., a Massachusetts corporation ("Purchaser"), and amends that certain Asset Acquisition Agreement between Seller and Purchaser dated as of May 25, 1999 (the "Purchase Agreement").

                                   WITNESSETH:

                WHEREAS, Seller and Purchaser have entered into the Purchase Agreement pursuant to which Seller will sell and assign to Purchaser, and Purchaser will acquire from Seller, certain assets associated with Seller's Employee Self Service Activities; and

                WHEREAS, the parties desire to amend and supplement certain terms and conditions of the Purchase Agreement, subject to the terms and conditions of this Closing Agreement;

                NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Closing Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Defined Terms. Capitalized terms used in this Closing Agreement and not otherwise defined herein have the meanings ascribed to them in the Purchase Agreement.

2. Seller Contracts. Schedule 4 of the Purchase Agreement is hereby deleted in its entirety and replaced with Exhibit A of this Closing Agreement.

3. Tangible Assets. Schedule 5 of the Purchase Agreement is hereby deleted in its entirety and replaced with Exhibit B of this Closing Agreement.

4. Customers. Schedule 12 of the Purchase Agreement is hereby deleted in its entirety and replaced with Exhibit C of this Closing Agreement.

5. Books and Records. The definition of "Books and Records" in Section 1.1 of the Purchase Agreement shall include a copy of all content, in electronic form, of Seller's internal web sites identified on Exhibit D of this Closing Agreement, excluding trade mark and trade dress rights.

6. Purchase Price. Section 2.3(a) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

        "(a)    Purchase Price. In consideration of the sale, transfer and assignment of the Purchased Assets to Purchaser, Purchaser agrees to pay to Seller at the Closing the sum of


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$ 16,029,555 (being $ 17,975,000 less the sum of $ 1,600,000 (the Employee
Retention Pool) and $ 897,436 (seventy-five percent of Prepaid Maintenance
Fees), and increased by $ 551,991 (the Backlog Adjustment)). Seller hereby represents and warrants that Actual Backlog is an amount equal to $ 3,827,596, Actual Consulting Drain is an amount equal to $ 2,017,334 and Prepaid Maintenance Fees is an amount equal to $ 1,196,581. Purchaser acknowledges that certain payments by Purchaser to Seller will also be due in connection with the provision by Seller of support services under the License Agreement, as provided therein."

7. Occupancy Period. Section 5.13 of the Purchase Agreement is modified as follows: (i) the Occupancy Period shall expire on July 23, 1999; (ii) the Licensed Area shall include the offices and cubicles utilized by the Hired Employees prior to the Closing and reasonable access to such space and other common areas of Seller's Santa Clara, California facility; (iii) no holdover shall be permitted (and if at sufferance the daily holdover rate shall not be less than $1,000); and (iv) until July 23, 1999, the Hired Employees may continue to utilize Seller's existing telephone system and to access Seller's existing computer network for providing services for Purchaser related to the Business Assets, subject to Seller's reasonable restrictions.

8. Transition Services. Section 5.20 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following Sections 5.20 and 5.21:

        "SECTION 5.20. Transition Services

        (a) Services and Compensation. Seller shall, at the request of Purchaser, provide the following services (the "Transition Services") in exchange for which Purchaser shall pay the corresponding amounts:

                (i) Seller shall provide to Purchaser framework engineering support for up to 300 hours during the first 90 days following the Closing Date, for which Purchaser to Seller will pay the cost of such support at a rate equal to Seller's usual and customary rates for consulting services;

                (ii) Seller shall provide to Purchaser access to the Vantive customer support data base for a minimum of 90 days following the Closing Date, to facilitate ongoing customer support, for which Purchaser will pay to Seller the cost of a contract programmer to make such changes to the Vantive system necessary to allow Workscape access to such system, up to an amount equal to 2 weeks full-time work at $150 per hour;

                (iii) Seller shall provide to Purchaser consulting pre-sales support, either through consulting support for pre-sales engineering, on an as-needed basis for a minimum of 90 days following the Closing Date, or through a training class sufficient to train Purchaser's employees in ESY pre-sales and configuration techniques within 90 days after the Closing Date, in order to assist Purchaser on integration issues and estimates, for which Purchaser will pay to Seller an amount equal to Seller's usual and customary rates for such services.


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                (iv)    Purchaser has agreed to hire one Employee who resides in
the United States under a work permit. Seller shall retain such Employee and will make such Employee available to Purchaser to perform services for Purchaser for up to 90 days after the Closing Date (by which time Purchaser shall hire Employee, subject to regulatory compliance), for which Purchaser will pay to Seller an amount equal to the actual cost of the salary and employee benefits provided to such Employee by Seller after the Closing Date, plus any other out-of-pocket expenses directly associated with such Employee's continued employment.

        (b) Invoicing of Services. Seller shall invoice Purchaser on a monthly basis for the Transition Services, and Purchaser shall pay all undisputed amounts within thirty (30) days of receipt of such invoice. At the request of Purchaser, Seller shall provide to Purchaser documentation evidencing the incurrence of any costs and expenses payable by Purchaser for the Transition Services. Seller shall not be obligated to continue any Transition Service for which it has not been timely compensated pursuant to this Closing Agreement. Late payments shall be assessed interest at the rate of one percent (1%) per month, or any lower legal maximum rate.

        (c) Level of Services. Seller shall exercise the same degree of care in rendering the Transition Services as it utilizes in rendering such Transition Services for its own operations.

        SECTION 5.21. Survival of Covenants. Each of the covenants set forth in Sections 5.2, 5.4, 5.5, 5.6, 5.8, 5.10, 5.11, 5.13, 5.14, 5.15, 5.16, 5.17,
5,18, 5.19 and 5.20 shall survive the Closing according to their terms. The covenants set forth in Section 5.6 shall survive the termination or expiration of this Agreement according to its terms."

9. Waiver. Purchaser hereby waives the provisions of Section 6.1(c) of the Purchase Agreement with respect to the following Employees who declined employment with Purchaser: Mark Budak, Tess Greenler, Keith Guinta, Joe Khani, Cindy Kile, Julian Leong and Steven Lie, all of whom are due for review by Seller in the ordinary course.

10. Continuation. Except as specifically amended by this Closing Agreement, the Purchase Agreement shall continue in full force and effect in accordance with its terms as in existence on the date of this Closing Agreement.

11. Conflicts. In the event of any conflict between the terms and provisions of this Closing Agreement and the terms and provisions of the Purchase Agreement, the terms and provisions of this Closing Agreement shall control.

12. Reference. The terms and provisions of this Closing Agreement are incorporated by this reference in the Purchase Agreement as though fully set forth in the Purchase Agreement. After the date of this Closing Agreement, any reference to the Purchase Agreement shall mean the Purchase Agreement as amended by this Closing Agreement.


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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       EDIFY CORPORATION


                                       By:  /s/ Jeffrey M. Crowe
                                            ------------------------------------
                                       Name:  Jeffrey M. Crowe
                                       Title:  President and CEO



                                       WORKSCAPE, INC.


                                       By:  /s/ James G. Carlson
                                            ------------------------------------
                                       Name:  James G. Carlson
                                       Title:  President and CEO


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                                LIST OF EXHIBITS



Exhibit A  -  Schedule 4 - Seller Contracts

Exhibit B  -  Schedule 5 - Tangible Assets

Exhibit C  -  Schedule 12 - Customers

Exhibit D  -  Internal Websites


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